[Napster Letterhead]

November 8, 2006

Nand Gangwani
Napster, Inc.
9044 Melrose Ave.
Los Angeles, CA 90069

Dear Mr. Gangwani:

You and Napster, Inc. (the “Company”) are parties to that certain employment agreement effective as of January 29, 2004 (the “Agreement”). The Agreement provides for certain severance payments to be made to you for a period of six months in the event your employment is terminated by the Company without Cause or by you for Good Reason (as such terms are defined in the Agreement). Recently, the Compensation Committee of the Board of Directors of the Company has approved extending this severance period to twelve months in the event, and only in the event, that your employment is terminated by the Company without Cause or by you for Good Reason upon or at any time after a Change in Control (as defined below). Therefore, on behalf of the Company and its Board of Directors, the Agreement is hereby amended to provide that, in the event your employment is terminated by the Company without Cause or by you for Good Reason upon or at any time after a Change in Control, your severance period will be extended to twelve months. In addition, the Agreement is further amended to clarify that in the event your employment is terminated by the Company without Cause or by you for Good Reason at any time prior to a Change in Control, your severance period will be six months. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)
When any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)
A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (1) are directors of the Company as of the date hereof, or (2) are appointed, elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such appointment election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company);

(iii)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv)	The consummation of the sale or disposition by the Company or all or substantially all of the Company’s assets.

All other provisions of the Agreement will remain in full force and effect.

Sincerely,

/S/ William E. Growney, Jr.

William E. Growney, Jr.
Secretary

Accepted: /S/ Nand Gangwani	Date: November 8, 2006